EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Alnylam U.S., Inc.	Delaware

Alnylam Europe AG	Germany

Alnylam Securities Corporation	Massachusetts